Exhibit A

Lock-up Agreement

May 13, 2014

Jefferies LLC

As Representative of the Several Underwriters

c/o Jefferies LLC

520 Madison Avenue

New York, New York 10022

RE:	TechTarget, Inc. (the “Company”)

Ladies & Gentlemen:

The undersigned is an owner of shares of common stock, par value $.001 per share, of the Company (“Shares”) or of securities convertible into or exchangeable or exercisable for Shares. The Company proposes to conduct a public offering of Shares (the “Offering”) for which Jefferies LLC (“Jefferies”) will act as the representative of the underwriters. The undersigned recognizes that the Offering will benefit each of the Company, the selling stockholders named in the Underwriting Agreement (the “Selling Stockholders”) and the undersigned. The undersigned acknowledges that the underwriters are relying on the representations and agreements of the undersigned contained in this letter agreement in conducting the Offering and, at a subsequent date, in entering into an underwriting agreement (the “Underwriting Agreement”) and other underwriting arrangements with the Company and the Selling Stockholders with respect to the Offering.

Annex A sets forth definitions for capitalized terms used in this letter agreement that are not defined in the body of this agreement. Those definitions are a part of this agreement.

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, during the Lock-up Period, the undersigned will not (and, if the undersigned is an individual, will cause any Family Member not to), without the prior written consent of Jefferies, which may withhold its consent in its sole discretion:

•	Sell or Offer to Sell any Shares or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned or such Family Member,

•	enter into any Swap,

•	make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Shares or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

•	publicly announce any intention to do any of the foregoing.

The foregoing will not apply to the registration of the offer and sale of the Shares, and the sale of the Shares to the underwriters, in each case as contemplated by the Underwriting Agreement. In addition, notwithstanding the foregoing restrictions, the undersigned may:

(a) transfer Shares and/or Related Securities:

(i) as a bona fide gift or gifts, in each case, that are made exclusively between and among the undersigned or, if the undersigned is an individual, the undersigned’s Family Members, or affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company), or, in the case of gifts, that are made for charitable purposes;

(ii) to any trust for the direct or indirect benefit of the undersigned or, if the undersigned is an individual, any Family Member(s) of the undersigned, or if the undersigned is a trust, to any beneficiary (including such beneficiary’s estate) of the undersigned, provided that any such transfer shall not involve a disposition for value;

(iii) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned (including a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by or under common control with such manager or managing member or general partner or management company as the undersigned or who shares a common investment advisor or common investment management with the undersigned) or (B) as part of a distribution without consideration by the undersigned to its current or former stockholders, partners, members or other equity holders, provided that in the case of any transfer pursuant to (A) or (B) above, it shall be a condition to such transfer that such transfer shall not involve a disposition for value;

(iv) if the undersigned is an individual, by will or intestate succession upon the death of the undersigned, provided that the transferee agrees to be bound in writing by the restrictions set forth herein;

(v) in connection with the “net” or “cashless” exercise or settlement of any warrants or of any stock options or any other equity awards granted pursuant to the Company’s 2007 Stock Option and Incentive Plan or any other plan, agreement or instrument existing on the date of this agreement, provided that any such Shares received upon such exercise or vesting shall be subject to the terms of this letter agreement; or

(vi) with the prior written consent of Jefferies;

(b) exercise any stock options granted pursuant to the Company’s equity incentive plans or warrants to purchase Shares, so long as the Shares received upon such exercise shall remain subject to the terms of this lock-up agreement;

In the case of any transfer pursuant to clause (a) of the previous paragraph, it shall be a condition to such transfer that:

•	each transferee executes and delivers to Jefferies an agreement in form and substance satisfactory to Jefferies stating that such transferee is receiving and holding such Shares and/or Related Securities subject to the provisions of this letter agreement and agrees not to Sell or Offer to Sell such Shares and/or Related Securities, engage in any Swap or engage in any other activities restricted under this letter agreement except in accordance with this letter agreement (as if such transferee had been an original signatory hereto), and

•	prior to the expiration of the Lock-up Period, no public disclosure or filing under the Exchange Act by any party to the transfer (donor, donee, transferor or transferee) shall be required, or made voluntarily, reporting a reduction in beneficial ownership of Shares in connection with such transfer, other than a filing on Form 5 or a Schedule 14D or Schedule 13G (or 13D/A or 13G/A) made after the expiration date of the Lock-up Period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Shares or Related Securities held by the undersigned or, if the undersigned is an individual, the undersigned’s Family Members, if any, except in compliance with the foregoing restrictions.

The undersigned confirms that the undersigned has not, and, if the undersigned is an individual, has no knowledge that any Family Member has, directly or indirectly, taken any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Shares. The undersigned will not, and, if the undersigned is an individual, will cause any Family Member not to take, directly or indirectly, any such action.

Whether or not the Offering occurs as currently contemplated or at all depends on market conditions and other factors. The Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Selling Stockholders and you.

In the event that Jefferies (the “Releasing Party”) consents to the exclusion, release or waiver of any Shares or Related Securities held by a stockholder of the Company from the foregoing restrictions, the Releasing Party shall notify the Company and the Company will give the undersigned notice of such release, stating the percentage of such stockholder’s Shares released from the foregoing restrictions, and the same percentage of Shares or Related Securities held by the undersigned shall be released from the foregoing restrictions concurrently therewith; provided, however, that if such release is in response to a request from the Company’s management team to partially release a total of three (3) or fewer stockholders from the foregoing restrictions for a number of such securities whose aggregate value (measured as of the closing price on the day before the release occurs) is not more than $100,000, and such release is requested in response to a financial hardship for which such stockholders have no other reasonably available sources of liquidity, then no notice of such release is required, and no Shares or Related Securities held by the undersigned shall be released from the foregoing restrictions. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this agreement to the extend and for the duration that such terms remain in effect at the time of the transfer.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. This letter agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

This letter agreement shall lapse and become null and void if (i) the Company notifies Jefferies in writing prior to the execution of the Underwriting Agreement that it does not intend to proceed with the Offering, (ii) the execution of the Underwriting Agreement has not occurred prior to June 30, 2014, or (iii) for any reason, the Underwriting Agreement is terminated prior to the closing of the Offering.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof.

Signature
Printed Name of Person Signing (Indicate capacity of person signing if signing as custodian or trustee, or on behalf of an entity)

[Signature Page to Lock-Up Agreement]

Certain Defined Terms

Used in Lock-up Agreement

For purposes of the letter agreement to which this Annex A is attached and of which it is made a part:

•	“Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.

•	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

•	“Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise). “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.

•	“Lock-up Period” shall mean the period beginning on the date hereof and continuing through the close of trading on the date that is 75 days after the date of the Prospectus (as defined in the Underwriting Agreement); provided, that if (i) during the last 17 days of the 75-day initial lock-up period, the Company issues an earnings release or discloses material news or a material event relating to the Company occurs or (ii) prior to the expiration of such period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of such period, then, in each case, the Lock-up Period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the disclosure of the material news or occurrence of the material event, as applicable, unless Jefferies waives, in writing, such extension; provided further, that the Lock-up Period shall not be extended pursuant to the prior proviso if the research published or distributed on the Company is compliant under Rule 139 of the Securities Act and the Company’s securities are “actively-traded securities” as defined in Rule 101(c)(1) of Regulation M of the Exchange Act. If the initial lock-up period is extended pursuant to the provisions above, “Lock-up Period” shall mean the period described in the first clause of this paragraph, as so extended.

•	“Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.

•	“Related Securities” shall mean any options or warrants or other rights to acquire Shares or any securities exchangeable or exercisable for or convertible into Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into Shares.

•	“Securities Act” shall mean the Securities Act of 1933, as amended.

•	“Sell or Offer to Sell” shall mean to:

–	sell, offer to sell, contract to sell or lend,

–	effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position

–	pledge, hypothecate or grant any security interest in, or

–	in any other way transfer or dispose of,

in each case whether effected directly or indirectly.

•	“Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.

Capitalized terms not defined in this Annex A shall have the meanings given to them in the body of this lock-up agreement.